Exhibit (k)(11)

FS CREDIT INCOME FUND

AMENDED AND RESTATED APPENDIX A TO THE SHAREHOLDER SERVICES PLAN DATED SEPTEMBER 18, 2017

Class of Shares	Service Fee
A	0.25%
I	None
L	0.25%
M	None
U	None
T	0.25%

Agreed to and accepted as of July 26, 2019.

FS CREDIT INCOME FUND

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer